Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation (404) 240-1504
Fidelity Southern Corporation Announces
Underwriters’ Exercise of Over-Allotment Option

Atlanta, GA, June 18, 2013 – Fidelity Southern Corporation (NASDAQ: LION) (“Fidelity Southern” or the “Company”) announced today that the underwriters for the recently completed public offering of the Company’s common stock exercised in full their option to purchase an additional 750,000 shares of the Company’s common stock at a price of $12.00 per share, less applicable underwriting discounts. The sale of these additional shares of common stock closed today, which increases the total number of shares of common sold by the Company in this offering to 5,750,000 shares.

Keefe, Bruyette & Woods, a Stifel company, and Robert W. Baird & Co. are the joint book-running managers for the offering. FIG Partners, LLC is acting as co-manager for the offering.

A registration statement relating to the shares is effective with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the prospectus and related prospectus supplement may be obtained from the SEC’s Web site at: www.sec.gov. Alternatively, you may obtain copies of the prospectus and prospectus supplement by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Fidelity Southern
Fidelity Southern, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 32 branches in Atlanta, Georgia and Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located in eleven Southern states. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

Exhibit 99.1

Forward-Looking Statements
This news release contains various forward-looking statements. A discussion of various factors that could cause Fidelity Southern’s actual results to differ materially from those expressed in such forward-looking statements is included in Fidelity Southern’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the period ended March 31, 2013.